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                                                                      EXHIBIT 21



                              List of Subsidiaries



Name of Subsidiary                                     State of Incorporation
------------------                                     ----------------------

The Cookstore, Inc.                                    Ohio

The Cookstore Worthington, Inc.                        Ohio

Aropi, Incorporated                                    Iowa